NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS SECOND QUARTER 2015 NET INCOME OF $4.8 MILLION, OR $0.07 PER SHARE, AND DOUBLE-DIGIT (ANNUALIZED) ORGANIC LOAN GROWTH DURING THE PERIOD

Bend, Ore. - July 28, 2015 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three and six months ended June 30, 2015.

Second Quarter 2015 Financial Highlights

•
Net income for the second quarter of 2015 was $4.8 million, or $0.07 per share, compared to $5.1 million, or $0.07 per share, for the first quarter of 2015 (“linked quarter”). First quarter 2015 benefited from a $2.0 million credit to the loan loss provision (pretax), or $0.02 per share. There was no loan loss provision in the current quarter.

•
Net organic loan growth[1] for the second quarter was approximately $58.0 million, an annualized pace of over 17.8%. Loan growth was across the board including commercial loans, construction loans, commercial real estate (“CRE”) loans and retained consumer residential loans. At June 30, 2015, total gross loans were $1.6 billion.

•
Total deposits were $2.0 billion at June 30, 2015, up $31.3 million as compared to the linked quarter. Nearly 90% of the increase was due to higher non-interest bearing demand deposits, an annualized rate of growth of 16.4%. At quarter-end, checking balances represented over 55.9% of total deposits with an overall cost of funds at 0.09% compared to 0.11% during the linked quarter.

•	Net interest margin (“NIM”) was 3.70% for the second quarter of 2015, compared to 3.74% in the linked quarter.

•	Credit quality metrics were solid with the allowance for loan losses ("ALLL") stable at 1.45% of gross loans.

•	At June 30, 2015, stockholders’ equity was $325.4 million with book value per share at $4.47 and tangible book value[2] of $3.29 per share.

•	Return on average assets was 0.80% compared to 0.88% in the linked quarter.

•	Return on equity was 5.92% compared to 6.52% in the linked quarter.

“Cascade’s progress continues to be evident on many fronts. We achieved a double-digit rate of organic loan growth during the second quarter, reflecting improved levels of business activity in our footprint and strong execution by our bankers,” said Terry Zink, President and CEO. “This growth is coupled with sustained progress in expanding our enviable core deposit franchise. In addition, non-interest revenue momentum has continued in high value business lines such as mortgage, card/merchant services, SBA, and customer interest rate swaps. Together with solid loan pipelines, this progress bodes well for continued revenue growth.”

Financial Review

The financial statements as of June 30, 2015 and 2014 are inclusive of purchase accounting adjustments to Home Federal Bancorp (“HFB”) assets and liabilities, which were acquired on May 16, 2014. Year-over-year comparisons are significantly affected because of the effects of the HFB-related results and one-time charges in the comparable periods of 2014.

Balance Sheet:
At June 30, 2015 as compared to December 31, 2014
Total assets at June 30, 2015 were $2.4 billion, compared to $2.3 billion at December 31, 2014. The growth is attributable to higher loan balances somewhat offset by reduced cash and securities.

Cash and equivalents at June 30, 2015 were $79.8 million compared to $83.1 million at December 31, 2014, as cash was utilized to fund loan growth. At June 30, 2015, investment securities classified as available-for-sale and held-to-maturity decreased modestly to $458.6 million as compared to $472.5 million at December 31, 2014.

Gross loans at June 30, 2015 were $1.6 billion, compared to $1.5 billion at December 31, 2014, an increase of 9.0%. The year to date growth was concentrated in CRE, construction, and consumer residential loans. The latter included both retained and acquired adjustable rate mortgages (ARMs). Strategically, the Bank prioritized expansion of its ARM portfolio to further diversify its overall loan portfolio by geography and loan type. Commercial and industrial loans were higher, with organic growth partially offset by

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation to organic loan growth.
2 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation to book value per common share.

a modest decline in the shared national credit portfolio. The net loan to deposit ratio at June 30, 2015 improved to 78.2% as compared to 74.1% at December 31, 2014. The Company has identified the improvement of this ratio as a key priority in 2015 after experiencing a dip resulting from the HFB acquisition.

The allowance for loan losses at June 30, 2015 was $23.5 million as compared to $22.1 million at December 31, 2014. The increase is a result of net recoveries in the second quarter of 2015, less a $2.0 million provision credit in the first quarter of 2015 related to the remediation of a previously charged off loan.

FHLB stock declined from $25.6 million to $3.0 million at June 30, 2015 due to changes in FHLB membership stock requirements in connection with the Seattle FHLB merging with Des Moines FHLB in the second quarter 2015.

Total deposits as of June 30, 2015 increased 3.3% to $2.0 billion compared to December 31, 2014. Non-interest bearing accounts increased by $85.9 million, or 13.9%, for the year-to-date period. Offsetting this increase in non-interest bearing accounts was a reduction in time deposits of $34.2 million owing to a strategic run-off of higher priced CDs acquired in the HFB acquisition. The year-to-date 2015 overall cost of funds was 0.10%.

Total stockholders’ equity at June 30, 2015 was $325.4 million compared to $315.5 million at December 31, 2014. This increase is primarily a result of 2015 net income of $9.9 million. Tangible common stockholders’ equity3 was $239.5 million, or $3.29 per share, at June 30, 2015 as compared to $227.7 million, or $3.14 per share, at December 31, 2014. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets4 were 13.45% and 9.90% at June 30, 2015, respectively, and 13.48% and 9.73% at December 31, 2014, respectively.

At June 30, 2015 as compared to year ago period (June 30, 2014)
Compared to the year ago period, cash and cash equivalents decreased $84.5 million while investment securities classified as available-for-sale and held-to-maturity increased $27.8 million. This was due to excess liquidity resulting from the HFB acquisition being deployed into growth in loans over the period.

On a year-over-year basis, gross loans increased $231.2 million to $1.6 billion, or an increase of 16.6%. Approximately half of this increase is owed to organic growth, as well as growth in the wholesale loan portfolio for strategic reasons described above.

Total deposits increased $104.5 million, or 5.4%, at June 30, 2015 compared to June 30, 2014. In this same period, non-interest bearing accounts increased by $66.3 million, or 10.4%, and interest bearing demand deposits increased by $96.7 million, or 10.6%. These increases were offset by runoff in higher priced CDs acquired with the HFB acquisition; overall time deposits decreased $58.5 million, or 22.4%.

At June 30, 2015, the Bank was considered “well capitalized” for regulatory purposes with the following ratios: Tier 1 leverage ratio of 8.93%; Common Equity Tier-1 risk-weighted ratio of 10.89%; Total Tier-1 equity to risk-weighted assets of 10.89%; and total capital to risk-weighted assets of 12.16%. The minimum capital requirements to be considered “well capitalized” under the Basel III rules are 5.00%, 6.50%, 8.00%, and 10.00%, respectively.

Income Statement:
For the quarter ended June 30, 2015 as compared to the quarter ended March 31, 2015
Net income for the second quarter of 2015 was $4.8 million, or $0.07 per share, compared to $5.1 million, or $0.07 per share, in the linked quarter, which included a benefit from a $2.0 million credit to the loan loss provision (pretax), or $0.02 per share. There was no provision for loan loss made in the current quarter given continued strength in the portfolio and strong ALLL.

Total interest income was $19.8 million for the three months ended June 30, 2015 as compared to $19.5 million in the linked quarter due to higher volume of earning loans, offset by lower revenue from investment securities due to reduced volumes.

Total interest expense for the three months ended June 30, 2015 was $0.5 million, comparable to the linked quarter.

The NIM for the three months ended June 30 2015 was stable at 3.70% compared to 3.74% for the linked quarter.

Non-interest income for the second quarter of 2015 was $6.7 million, compared to $6.1 million in the linked quarter. Card-related revenue improved, as did customer swap fees. These sources were offset by lower SBA gains on sales due to timing of production packaging and settlement. Other income for the linked quarter included a gain on disposition of decommissioned branches of $0.7

3 Tangible common stockholders’ equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation to common stockholders’ equity ratio to total assets.
4 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation to total stockholders’ equity.

million (pre-tax), while other income for the current quarter includes a vendor production performance bonus as well as a contractual arrangement for future revenue-sharing of merchant services together totaling $1.1 million (pretax).

Non-interest expense in the second quarter of 2015 was $18.4 million compared to $18.8 million in the linked quarter. Linked quarter expenses included certain one-time transitory expense items aggregating $0.6 million (pre-tax); primarily a transition to a paid-time-off employee benefit program and the write-off of remaining lease expense on an operations center no longer in use. Salary and benefit expense for the current quarter was lower, mainly due to the benefit program factor mentioned above. The second quarter of 2015 included a partial-quarter effect of 2015 annual employee equity grants and salary increases. For the current quarter, expenses were also lower in OREO and card-activity related costs. The Company remains committed to its cost-savings initiative, with a goal to achieve $1.0 million in pretax annualized net cost savings by 2016. The program includes staffing adjustments, imaging platform consolidation, ongoing branch footprint adjustments, and continuing negotiation of 3rd party contracts to reduce overall expense levels.

The income tax provision for the second quarter of 2015 was $2.9 million, representing a 37.4% effective tax rate for the period, slightly lower than statutory due to the impact of permanent differences.

For the six months ended June 30, 2015 and the quarter ended June 30, 2015 compared to year ago periods
Net income for the six months ended June 30, 2015 was $9.9 million as compared to a loss of $3.7 million for the year ago period. Net income for the second quarter of 2015 was $4.8 million compared to a loss of $4.7 million for the second quarter of 2014. The 2014 loss periods were due to the costs incurred in the HFB acquisition. In addition, improvements in 2015 earnings are attributable to higher net interest income arising from increased earning assets from the HFB acquisition, as well as significantly increased non-interest income. The acquisition of HFB also resulted in a decline in the overall loan to deposit ratio due to HFB’s high level of cash and securities. Since the acquisition, the Company has been successful in growing its organic, community bank loan portfolio. During this period, the Company also acquired certain wholesale loans (mainly ARM and shared national credit loans) to diversify its portfolio by geography and loan type, and to position itself to benefit in the event of increasing market interest rates.

Non-interest income for the three and six months ended June 30, 2015 was $6.7 million and $12.8 million, respectively, up from $4.8 million and $8.2 million during the respective year ago periods. Much of the year-over-year improvement is related to the Company’s increased customer base arising from the HFB acquisition, as well as the implementation and expansion of sales in its card, mortgage, interest rate swap, and SBA lines of business. This progress also reflects improvement in the local economies in its service areas.

Non-interest expense in the three and six months ended June 30, 2015 was $18.4 million and $37.2 million, respectively, compared to $30.2 million and $44.1 million in the respective year ago periods. The changes between the three and six months ended June 30, 2015 and the year ago periods relate primarily to the HFB acquisition costs incurred in 2014.

Income tax expense in the three and six months ended June 30, 2015 was $2.9 million and $6.0 million, respectively, as compared to a tax benefit of $5.1 million and $4.8 million, respectively, in the year ago periods. The changes between the current three and six month periods and the year ago periods relate to the tax impact of the HFB acquisition in 2014.

Asset Quality

Credit quality metrics were solid with a continuing trend toward lower loan delinquencies and non-performing asset ratios. Net loan recoveries totaled $0.3 million for the second quarter of 2015 compared to net loan recoveries of $3.2 million for the linked quarter and net charge-offs of $1.3 million for the year ago quarter. The ratio of loan loss reserve to total loans was stable at 1.45% as of June 30, 2015 and as compared to 1.48% at March 31, 2015 and 1.48% at December 31, 2014.

At June 30, 2015, delinquent loans were 0.07% of the loan portfolio. This compares to 0.17% at March 31, 2015, 0.27% at December 31, 2014, and 0.27% at June 30, 2014. Non-performing assets as a percentage of total assets was 0.41% at June 30, 2015, as compared to 0.53% at March 31, 2015, 0.64% at December 31, 2014 and 0.80% at June 30, 2014. General improvement in the rate of delinquency reflects improving economic conditions.

Acquired loans are recorded at fair value with no ALLL brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the second quarter 2015 results will be held today, July 28, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=115181 or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 39 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, tangible common equity ratio to total assets and tangible capital, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about the expected cost savings, synergies, and other financial benefits from Cascade Bancorp’s acquisition of Home Federal Bancorp, which might not be realized in the amounts expected or within the expected time frames; costs or difficulties relating to the integration of Home Federal

Bancorp, which might be greater than expected; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2014, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2014, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	June 30, 2015	December 31, 2014	June 30, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$45,598	$39,115	$53,775
Interest bearing deposits	33,913	43,701	110,475
Federal funds sold	273	273	22
Total cash and cash equivalents	79,784	83,089	164,272
Investment securities available-for-sale	310,743	319,882	276,096
Investment securities held-to-maturity	147,863	152,579	154,717
Federal Home Loan Bank (FHLB) stock	3,026	25,646	26,178
Loans held for sale	2,164	6,690	4,944
Loans, net	1,601,058	1,468,784	1,372,909
Premises and equipment, net	42,509	43,649	44,378
Bank-owned life insurance	53,933	53,449	52,895
Other real estate owned, net	4,040	3,309	5,724
Deferred tax asset, net	56,612	66,126	69,994
Core deposit intangible	7,273	7,683	8,092
Goodwill	78,610	80,082	75,838
Other assets	30,872	30,169	32,336
Total assets	$2,418,487	$2,341,137	$2,288,373
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$705,232	$619,377	$638,923
Interest bearing demand	1,005,394	995,497	908,683
Savings	132,920	129,610	133,006
Time	202,969	237,138	261,423
Total deposits	2,046,515	1,981,622	1,942,035
Other liabilities	46,616	44,032	39,442
Total liabilities	2,093,131	2,025,654	1,981,477

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	451,481	450,999	450,615
Accumulated deficit	(128,438)	(138,351)	(145,823)
Accumulated other comprehensive income	2,313	2,835	2,104
Total stockholders' equity	325,356	315,483	306,896
Total liabilities and stockholders' equity	$2,418,487	$2,341,137	$2,288,373

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Interest income:
Interest and fees on loans	$16,987	$16,494	$14,147	$33,481	$24,896
Interest on investments	2,805	2,983	2,020	5,788	3,348
Other investment income	27	33	45	60	72
Total interest income	19,819	19,510	16,212	39,329	28,316

Interest expense:
Deposits:
Interest bearing demand	315	312	217	628	392
Savings	10	10	7	20	11
Time	136	224	319	359	502
Other borrowings	6	—	1	6	6
Total interest expense	467	546	544	1,013	911

Net interest income	19,352	18,964	15,668	38,316	27,405
Loan loss provision (recovery)	—	(2,000)	—	(2,000)	—
Net interest income after loan loss provision	19,352	20,964	15,668	40,316	27,405

Non-interest income:
Service charges on deposit accounts	1,249	1,261	1,114	2,510	1,867
Card issuer and merchant services fees, net	1,856	1,643	1,595	3,499	2,596
Earnings on BOLI	242	242	249	484	432
Mortgage banking income, net	677	788	622	1,465	1,056
Swap fee income	785	515	617	1,300	943
SBA gain on sales and fee income	144	362	—	506	—
Other income	1,742	1,311	617	3,053	1,272
Total non-interest income	6,695	6,122	4,814	12,817	8,166

Non-interest expense:
Salaries and employee benefits	10,588	11,130	13,746	21,718	21,389
Occupancy	1,417	1,366	4,851	2,783	5,991
Information technology	1,046	938	1,815	1,984	2,602
Equipment	395	357	629	752	966
Communications	484	541	562	1,025	945
FDIC insurance	306	398	454	704	686
OREO	(168)	57	710	(111)	702
Professional services	1,289	957	3,851	2,246	5,183
Card issuer	643	863	601	1,506	888
Insurance	191	209	888	400	775
Other expenses	2,200	2,004	2,118	4,204	3,948
Total non-interest expense	18,391	18,820	30,225	37,211	44,075

Income (loss) before income taxes	7,656	8,266	(9,743)	15,922	(8,504)
Income tax (provision) benefit	(2,861)	(3,148)	5,065	(6,009)	4,769
Net income (loss)	$4,795	$5,118	$(4,678)	$9,913	$(3,735)

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Share Data
Basic net income per common share	$0.07	$0.07	(0.08)	$0.14	$(0.07)
Diluted net income per common share	$0.07	$0.07	(0.08)	$0.14	$(0.07)
Book value per basic common share	$4.47	$4.44	4.25	$4.47	$4.25
Tangible book value per common share[1]	$3.29	$3.26	3.09	$3.29	$3.09
Basic average shares outstanding	71,689	71,673	58,499	71,681	52,866
Fully diluted average shares outstanding	71,727	71,851	58,499	71,789	52,898
Balance Sheet Detail
Gross loans	$1,624,559	$1,570,775	$1,393,380	$1,624,559	$1,393,380
Wholesale loans	$262,328	$266,533	$137,684	$262,328	$137,684
Total organic loans	$1,362,231	$1,304,242	$1,255,696	$1,362,231	$1,255,696
Total deposits	$2,046,515	$2,015,196	$1,942,035	$2,046,515	$1,942,035
Non interest bearing	$705,232	$677,515	$638,923	$705,232	$638,923
Checking	$1,143,102	$1,119,220	$1,011,037	$1,143,102	$1,011,037
Money market	$567,524	$550,840	$536,569	$567,524	$536,569
Time	$202,969	$210,990	$261,423	$202,969	$261,423
Key Ratios
Return on average total shareholders' equity	5.92%	6.52%	(7.53)%	6.22%	(3.80)%
Return on average total assets	0.80%	0.88%	(1.04)%	0.84%	(0.47)%
Common stockholders’ equity ratio	13.45%	13.51%	13.41%	13.45%	13.41%
Tangible common stockholders’ equity ratio[2]	9.90%	9.90%	9.74%	9.89%	9.74%
Net interest spread	3.65%	3.69%	3.90%	3.67%	3.83%
Net interest margin	3.70%	3.74%	3.98%	3.72%	3.91%
Total revenue (net int. inc. + non int. inc.)	$26,047	$25,086	$20,483	$51,133	$35,571
Efficiency ratio[3]	70.60%	75.02%	147.56%	72.77%	123.91%
Loan to deposit ratio	78.23%	76.79%	70.69%	78.23%	70.69%
Credit Quality Ratios
Reserve for loan losses	$23,501	$23,244	$20,471	$23,501	$20,471
Reserve for loan losses to ending gross loans	1.45%	1.48%	1.47%	1.45%	1.47%
Reserve for credit losses	$23,941	$23,684	$20,911	$23,941	$20,911
Reserve for credit losses to ending gross loans	1.47%	1.51%	1.50%	1.47%	1.50%
Non-performing assets (“NPAs”)	$9,984	$12,732	$18,194	$9,984	$18,194
NPAs to total assets	0.41%	0.53%	0.80%	0.41%	0.80%
Delinquent >30 days to total loans (excl. NPAs)	0.07%	0.17%	0.27%	0.07%	0.27%
Net (recoveries) charge-offs	$(257)	$(3,191)	$1,251	$(3,448)	$386
Net loan (recoveries) charge-offs to average total loans	(0.02)%	(0.21)%	0.11%	(0.22)%	0.04%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation to book value per common share.
2 Tangible common stockholders’ equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation to total common stockholders’ equity ratio to total assets.
3 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Bank Capital Ratios
Tier 1 capital leverage ratio	8.93%	8.56%	9.50%	8.93%	9.50%
Common equity Tier 1 ratio	10.89%	10.55%	n/a	10.89%	n/a
Tier 1 risk-based capital ratio	10.89%	10.55%	10.25%	10.89%	10.25%
Total risk-based capital ratio	12.16%	11.82%	11.50%	12.16%	11.50%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	9.05%	8.76%	9.81%	9.05%	9.81%
Common equity Tier 1 ratio	11.08%	10.81%	n/a	11.08%	n/a
Tier 1 risk-based capital ratio	11.08%	10.81%	10.59%	11.08%	10.59%
Total risk-based capital ratio	12.35%	12.02%	11.84%	12.35%	11.84%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	June 30, 2015	December 31, 2014	June 30, 2014
Total stockholders’ equity	$325,356	$315,483	$306,896
Core deposit intangible	7,273	7,683	8,092
Goodwill	78,610	80,082	75,838
Tangible stockholders’ equity	$239,473	$227,718	$222,966

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	June 30, 2015	December 31, 2014	June 30, 2014
Total stockholders’ equity	$325,356	$315,483	$306,896
Total assets	$2,418,487	$2,341,137	$2,288,373
Common stockholders’ equity ratio	13.45%	13.48%	13.41%
Tangible stockholders’ equity	$239,473	$227,718	$222,966
Total assets	$2,418,487	$2,341,137	$2,288,373
Tangible common stockholders’ equity ratio	9.90%	9.73%	9.74%

Reconciliation of period end tangible book value per common share:	June 30, 2015	December 31, 2014	June 30, 2014
Total stockholders’ equity	$325,356	$315,483	$306,896
Core deposit intangible	7,273	7,683	8,092
Goodwill	78,610	80,082	75,838
Tangible stockholders equity	$239,473	$227,718	$222,966
Common shares outstanding	72,848,611	72,491,850	72,223,519
Tangible book value per common share	$3.29	$3.14	$3.09

Reconciliation of year-over-year loan growth to organic loan growth (from June 30, 2014):	Year over year June 30, 2015
Total loan growth	$231,179
Acquired loans growth	124,644
Organic loan growth	$106,535
Reconciliation of quarterly loan growth to organic loan growth (from March 31, 2015):	QTD June 30, 2015
Total loan growth	$53,784
Acquired loan net payoffs	(4,205)
Organic loan growth	$57,989